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                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Home Depot, Inc.:


We consent to incorporation by reference in the Registration Statements (No.'s 33-46476, 33-22531, 33-22299, 33-58807 and 333-01385) on Form S-8 of The Home
Depot, Inc. of our report dated March 8, 1996, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 28, 1996 and January 29, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended January 28, 1996, which reports are included or incorporated by reference in the January 28, 1996 Annual Report on Form 10-K of The Home Depot, Inc.

                              /s/ KPMG Peat Marwick LLP
                              KPMG PEAT MARWICK LLP



Atlanta, Georgia
March 27, 1996